Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JULY CASH DISTRIBUTION

Permian Basin Royalty Trust

DALLAS, Texas, July 19, 2013 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.072057 per unit, payable on August 14, 2013, to unit holders of record on July 31, 2013.

This month’s distribution decreased from the previous month due to higher capital expenditures and operating expenses offset by increased production and higher prices of both oil and gas. Gas production to the trust continues to be affected by prior period adjustments being processed, however the production of the underlying properties is relatively flat month to month. Production for the Trust’s allocated portion of the Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 35,436 bbls and 57,803 Mcf. The average price for oil was $92.93 per bbl and for gas was $5.47 per Mcf. This would primarily reflect production for the month of May for oil and the month of April for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

	Underlying Properties				Net to Trust Sales
	Volumes				Volumes				Average		Price
	Oil		Gas		Oil		Gas		Oil		Gas
	(per bbl	)	(per Mcf	)	(per bbl	)	(per Mcf	)	(per bbl	)	(per Mcf	)
Current Month	96,197		283,549		35,436	*	57,803	*	$92.93		$5.47	**
Prior Month	94,197		270,130		40,280	*	77,385	*	$88.98		$5.21	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest.
**	This pricing includes sales of gas liquid products.

Approximately five 2013 workover wells were completed in the month of May. The remaining two horizontal wells were completed in April 2013. The 2012 waterflood project was also completed in April 2013. Capital expenditures were approximately $2,872,693. The numbers provided reflect what was net to the Trust. Due to the allocation method of paying for capital expenditures and lease operating expenses, the Trust’s net volumes are reduced in order to pay these expenditures.

The results of 2012 capital expenditure program on the Waddell Ranch Properties, along with the proposed 2013 budget, is discussed more thoroughly in the Trust’s 10-K filing, filed on March 1, and in the Annual Report that is now available on the trust website.

The Trustee continues to evaluate the claim of $4,542,547 overpayment that was recouped by ConocoPhillips back in September and October 2011. The accounting adjustments and subsequent reimbursements of this claim are currently being processed through the monthly distribution. As of June 2013, there has been minimal effect on the distributions.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/

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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free – 1.877.228.5085